Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of June 5, 2024, by and between SilverSun Technologies, Inc. (to be renamed QXO, Inc.) (together with its successors and assigns, the “Company”), and Brad Jacobs (“Employee”), and the Company and Employee together shall be referred to as the “Parties”.

WHEREAS, pursuant to the Amended and Restated Investment Agreement among Jacobs Private Equity II, LLC (“JPE”), the Company, and certain other parties, dated as of April 14, 2024 (the “Investment Agreement”), JPE will acquire voting control of the Company, and the parties to the Investment Agreement desire for the Company to employ Employee following the transactions contemplated by the Investment Agreement and Employee desires to accept such employment with the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, Employee and the Company agree as follows:

1. Effective Date; Term. This Agreement shall become effective as of, and contingent upon, the Closing (as defined in the Investment Agreement). The term of Employee’s employment hereunder (the “Term”) shall begin on the Closing Date (as defined in the Investment Agreement) and end on the fifth anniversary of the Closing Date. Notwithstanding the foregoing, the Term may be earlier terminated by either party in accordance with the terms of Section 5 of this Agreement, and the Term shall automatically expire on the last day of the Term (the “Expiration Date”) without notice required by any party to the other.

2. Employment Duties. During the Term, Employee shall serve as Chief Executive Officer of the Company. In addition, effective as of the first day of the Term, Employee shall be appointed as a member and Chairman of the Board of Directors of the Company (the “Board”). Excluding any periods of paid time-off or approved sick leave to which Employee is entitled, Employee shall devote such portion of his working time, energy and attention to the extent necessary to perform his duties and responsibilities as Chief Executive Officer hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. In connection with Employee’s role as Chief Executive Officer, Employee shall perform such duties as are customarily performed by an individual in Employee’s position at a public company and as assigned from time to time by the Board, and Employee shall report directly to the Board. Employee shall not be restricted from performing services or activities for another company, business or organization so long as any such services or activities do not unreasonably interfere with the performance of his duties and responsibilities to the Company and do not compete with the business of the Company, subject to the following sentence. Nothing in this Agreement shall prevent the Employee from (a) managing his personal investments, (b) participating in civic and professional affairs and organizations and conferences, (c) performing services or activities for non-profit organizations and/or business associations, (d) performing non-competitive services or activities that do not require a material amount of Employee’s working time, energy and attention, or (e) continuing to perform services in connection with his role as an officer, director or principal of any entity or non-profit organization as of the date hereof to the extent disclosed to the Company. The Company agrees that the activities described in the prior sentence are permitted for purposes of this Section 2. For any other outside activities, Employee shall receive written permission from the Board prior to performing such services or activities, which shall not be unreasonably withheld as determined in good faith.

3. Compensation. (a) Base Salary. During the Term, the Company shall pay Employee, pursuant to the Company’s normal and customary payroll procedures but not less frequently than monthly, a base salary at an initial rate per annum of $750,000 (the “Base Salary”), provided that the Base Salary shall increase on January 1 of each calendar year commencing during the Term in accordance with the following table if and to the extent that the annualized revenue run rate as of December 31 of the immediately preceding calendar year falls within the corresponding band set forth below. In no event will the Base Salary be decreased without Employee’s consent, whether as a result of a change in annualized revenue run rate or otherwise.

Annualized Revenue Run Rate Band	Base Salary
$1 Billion to $5 Billion	$950,000
$5 Billion to $10 Billion	$1,150,000
$10 Billion to $20 Billion	$1,250,000
$20 Billion to $30 Billion	$1,500,000
Greater than $30 Billion	$1,700,000

(b) Annual Bonus. As additional compensation, Employee shall have the opportunity to earn a performance-based bonus (the “Annual Bonus”) for each year that ends during the Term of Employee’s employment (commencing with the Company’s fiscal year 2024) with a target amount (the target amount in effect at any time, the “Target Bonus”) that will initially be 100% of Base Salary but will increase on January 1 of each calendar year commencing during the Term in accordance with the following table if and to the extent that the annualized revenue run rate as of December 31 of the immediately preceding calendar year falls within the corresponding band set forth below. In no event will the target Annual Bonus be decreased without Employee’s consent, whether as a result of a change in annualized revenue run rate or otherwise.

Annualized Revenue Run Rate Band	Target Bonus Percentage	Target Bonus Amount
$1 Billion to $5 Billion	135% of Base Salary	$1,282,500
$5 Billion to $10 Billion	150% of Base Salary	$1,725,000
$10 Billion to $20 Billion	165% of Base Salary	$2,062,500
$20 Billion to $30 Billion	200% of Base Salary	$3,000,000
Greater than $30 Billion	200% of Base Salary	$3,400,000

The actual amount of Annual Bonus earned for a fiscal year, if any, shall be based upon achievement of company and/or individual performance goals as determined by the Compensation and Talent Committee of the Board (the “Committee”). Except as otherwise provided by this agreement, payment of the earned Annual Bonus (if any) will be subject to Employee’s continued employment through the payment date, which shall be not later than March 15 immediately following the fiscal year to which the Annual Bonus relates. Employee’s Annual Bonus opportunity for the Company’s fiscal year 2024 will not be prorated based on Employee’s start date.

(c) Benefits. During the Term, Employee shall be eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team, subject to the terms and conditions of such plans and programs and applicable Company policies.

(d) Business Expenses. The Company shall provide Employee a Company-owned wireless smartphone and Company-owned laptop computer during the Term and shall pay or reimburse Employee for all reasonable and necessary business expenses incurred in the performance of his duties to the Company during the Term upon the presentation of appropriate statements of such expenses.

4. Initial Equity Awards. Following the Closing Date, on a date selected by the Committee that is no later than 120 days following the Closing Date (the “Grant Date”) and subject to Employee’s continued employment through the Grant Date, the Company shall grant Employee an award of performance-based restricted stock units (the “PSUs”) pursuant to an award agreement substantially in the form attached as Exhibit A hereto, and an award of time-based restricted stock units (the “RSUs”) pursuant to an award agreement substantially in the form attached as Exhibit B hereto. The Company intends that PSUs and RSUs will represent Employee’s equity grants for the Term, based on current business planning and compensation practices.

5. Termination. Employee’s employment hereunder shall be terminated upon the earliest to occur of any one of the following events (in which case the Term shall terminate as of the applicable Date of Termination):

(a) Expiration of Term. Unless sooner terminated, Employee’s employment under the terms of this Agreement shall terminate automatically in accordance with Section 1 of this Agreement on the Expiration Date and shall continue on an at-will basis, unless otherwise agreed by the parties in writing.

(b) Death. Employee’s employment hereunder shall terminate upon his death.

(c) Cause. The Company may terminate Employee’s employment hereunder for Cause by written notice, following an affirmative vote of at least 3/4 of the members of the Board following the process described below. For purposes of this Agreement, the term “Cause” shall mean (i) Employee’s willful material failure to perform Employee’s duties or refusal to follow any lawful directive of the Board, provided however, that if the Parties agree that Employee transitions to a role other than CEO, his duties would be based on his then-existing role; (ii) Employee’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that materially and adversely affects Employee’s performance of duties for the Company or an affiliate which results in material demonstrable financial or economic harm to the Company; (iii) Employee’s commission of any material fraud, embezzlement or theft or any deliberate misappropriation of money or other assets of the Company or an affiliate which results in material demonstrable financial or economic harm to the Company; (iv) Employee’s material breach of any fiduciary duties of the Company or any affiliate, which results in material demonstrable financial or economic hard to the Company; (v) Employee’s willful material failure to cooperate in good faith with a governmental or internal investigation of the Company or an affiliate or any of its directors, managers, officers or employees which results in material demonstrable financial or economic harm to the Company; (vi) Employee’s material failure to follow Company policies, including the Company’s code of conduct and/or code of business ethics, as may be in effect from time to time which results in material demonstrable financial or economic harm to the Company; or (vii) Employee’s conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that (A) in cases where a cure is possible, Employee shall first be provided with notice and a 45-day cure period, (B) Employee shall have the ability to be represented by counsel of his choosing and such counsel shall be included in all relevant communications, Board meetings and proceedings, and (C) Employee’s performance of services or activities that are described in the last sentence of Section 2 shall not give constructive grounds for a termination for “Cause”. No act, or failure to act, on the part of Employee shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the duly informed advice of outside or inside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than 3/4ths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee, and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described above, and specifying the particulars thereof in detail.

(d) Without Cause. The Company may terminate Employee’s employment hereunder without Cause by written notice at any time.

(e) Good Reason. Employee may terminate his employment hereunder for Good Reason in accordance with the terms of this Section 5(e). For purposes of this Agreement, “Good Reason” shall mean, without first obtaining Employee’s written consent: (i) the Company materially breaches the terms of this Agreement; (ii) removal of Employee as a member of the Board other than by reason of (A) Employee’s voluntary departure, (B) action by the Board as a result of the occurrence of Cause or (C) Employee’s Disability; or (iii) during the two-year period following a Change of Control: (A) the Company requires that Employee be based in a location that is more than 35 miles from the location of Employee’s employment immediately prior to a Change of Control or (B) Employee not reporting directly and exclusively to the board of directors of a publicly-traded company that is the direct or indirect parent of the Company (or of any successor or entity that acquires substantially all the business and assets of the Company); provided that, the Company shall first be provided a 30-day cure period, following receipt of written notice setting forth in reasonable detail the specific event, circumstance or conduct of the Company that constitutes Good Reason, to cease, and to cure, any event, circumstance or conduct specified in such written notice, if curable; provided further, that such notice shall be provided to the Company within 45 days of the occurrence of the event, circumstance or conduct constituting Good Reason. If, at the end of the cure period, the event, circumstance or conduct that constitutes Good Reason has not been remedied, Employee will be entitled to terminate employment for Good Reason during the 90-day period that follows the end of the cure period. If Employee does not terminate employment during such 90-day period, Employee will not be permitted to terminate employment for Good Reason as a result of such event, circumstance or conduct.

(f) Resignation. Employee may terminate his employment hereunder at any time upon at least 30 days’ advance written notice to the Company.

(g) Disability. Employee’s employment hereunder shall terminate in the event of Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform Employee’s duties for the Company for an aggregate of 180 days within any period of 12 consecutive months, which disability is confirmed by a board-certified physician mutually selected by the Company and Employee, and the determination of such physician shall be binding upon Employee and the Company.

(h) “Date of Termination” shall mean: (i) the scheduled expiration of the Term in the event of termination of Employee’s employment pursuant to Section 5(a) of this Agreement; (ii) the date of Employee’s death in the event of termination of Employee’s employment pursuant to Section 5(b) of this Agreement; (iii) the date of the Company’s delivery of a notice of termination to Employee or such later date as specified in such notice in the event of termination by the Company pursuant to Section 5(c) or 5(d) of this Agreement; (iv) the date specified in accordance with Section 5(e) in the event of Employee’s resignation for Good Reason; (v) the 30th day following delivery of Employee’s notice to the Company of his resignation in accordance with Section 5(f) (or such earlier date as selected by the Company); and (vi) the date of a determination of Employee’s Disability in the event of a termination of Employee’s employment pursuant to Section 5(g) of this Agreement.

6. Termination Payments.

(a) General. Except as otherwise set forth in this Section 6, following any termination of Employee’s employment hereunder, the obligations of the Company to pay or provide Employee with compensation and benefits under Section 3 of this Agreement shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except for payment of (i) any unpaid Base Salary accrued through the Date of Termination; (ii) to the extent required by law, any unused vacation accrued through the Date of Termination; (iii) any vested accrued benefits or compensation due under the Company’s plans and arrangements; and (iv) any unpaid or unreimbursed obligations and expenses under Section 3(d) of this Agreement accrued or incurred through the Date of Termination (collectively items 6(a)(i) through 6(a)(iv) above, the “Accrued Benefits”). The payments referred to in Sections 6(a)(i) and 6(a)(ii) of this Agreement shall be paid within 30 days following the Date of Termination, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The payments referred to in Section 6(a)(iii) and 6(a)(iv) of this Agreement shall be paid at the times such amounts would otherwise be paid had Employee’s services hereunder not terminated. The payments and benefits to be provided to Employee under Sections 6(c) and 6(d) of this Agreement, if any, shall in all events be subject to the satisfaction of the conditions of Section 6(e) of this Agreement.

(b) Automatic Expiration of the Term, Resignation, Cause, Death, or Disability. If Employee’s employment is terminated pursuant to Section 5(a), 5(b), 5(c), 5(f) or 5(g) of this Agreement, the Company shall have no obligation to Employee other than with respect to the Accrued Benefits, except as provided under the equity awards and/or to the extent Employee is continuing to provide services as an advisor, Board member or consultant. All equity-based or other long-term incentive compensation awards then outstanding will be treated in accordance with the relevant terms of the applicable award agreement (with any applicable performance goals treated as set forth in the applicable award agreement and payment timing determined in accordance with the applicable award agreement).

(c) Without Cause or for Certain Good Reason Events. In the event that, either prior to a Change of Control or more than two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns solely pursuant to either clause (i) or clause (ii) of Good Reason, Employee shall be entitled to the following payments and benefits, subject to Section 6(e) in the case of clauses (ii) through (v):

(i) the Accrued Benefits;

(ii) solely in the case of termination of Employee’s employment by the Company without Cause, a cash payment (the “Severance Payment”) equal to twelve (12) months of Base Salary, as in effect on the Date of Termination (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason);

(iii) a lump sum cash payment equal to the amount of any Annual Bonus relating to a performance period prior to the Date of Termination that is unpaid as of the Date of Termination (the amount of which shall be determined by the Committee in accordance with the terms of this Agreement) (the “Earned Bonus”);

(iv) solely in the case of termination of Employee’s employment by the Company without Cause, a lump sum payment payable in cash equal to the product of (A) the Target Bonus, as in effect on the Date of Termination (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason) and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs from the first day of such fiscal year to and including the Date of Termination, and the denominator of which is the total number of days in such fiscal year (the “Prorated Bonus”);

(v) at the option of the Company, either (A) for twelve (12) months from the Date of Termination (the “Benefit Continuation Period”), healthcare benefit coverage to Employee (and Employee’s dependents who were covered by healthcare benefit coverage (including medical and dental) pursuant to a plan sponsored by the Company or an affiliate as of immediately prior to the Date of Termination, if any (the “eligible dependents”)), with the requirement for Employee (or the eligible dependents) to pay a monthly premium at the active employee rate for such healthcare benefit coverage as if Employee had continued employment with the Company during the Benefit Continuation Period, conditioned upon Employee making a timely election to receive COBRA coverage provided to former employees under Section 4980B of the Code and continuing such coverage during the Benefit Continuation Period so long as it is available or (B) a lump sum cash payment equal to the amount of the employer contribution, based on the rates and coverage elections in effect at the Date of Termination, that would have been provided towards healthcare benefit coverage for Employee and Employee’s eligible dependents during the Benefit Continuation Period had Employee remained employed with the Company or as relevant affiliate during such period (the “Healthcare Benefit”); and

(vi) vesting of equity-based or other long-term incentive compensation awards then outstanding in accordance with the relevant terms of the applicable award agreement (with any applicable performance goals treated as set forth in the applicable award agreement and payment timing determined in accordance with the applicable award agreement).

(d) Without Cause or for Good Reason Following a Change of Control. In the event that, upon or within two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee shall be entitled to the following payments and benefits, subject to Section 6(e) in the case of clauses (ii) through (v):

(i) the Accrued Benefits;

(ii) a cash payment (the “CIC Severance Payment”) equal to 2.99 times the sum of (A) the Base Salary as in effect on the Date of Termination (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason) and (B) the Target Bonus as in effect on the Date of Termination (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason);

(iii) the Prorated Bonus;

(iv) the Earned Bonus;

(v) the Healthcare Benefit (provided that the Benefit Continuation Period shall be twenty-four (24) months from the Date of Termination); and

(vi) vesting of all equity-based or other long-term incentive compensation awards then outstanding in accordance with the relevant terms of the applicable award agreement (with any applicable performance goals treated as set forth in the applicable award agreement and payment timing determined in accordance with the applicable award agreement).

(e) Release Requirement; Payment Timing. The payments and benefits provided under Sections 6(c) and 6(d) of this Agreement (other than the Accrued Benefits and other than in the event of termination by reason of Employee’s death or Disability) are subject to and conditioned upon (i) Employee having signed a waiver and general release agreement in a form satisfactory to the Company, which form shall, in the case of a termination on or following a Change of Control, be a form approved by the Committee prior to the Change of Control that shall not be modified on or after the Change of Control without Employee’s prior written consent, and such waiver and general release having become effective and irrevocable within 70 days after the Date of Termination (collectively, the “Release Requirement”) and (ii) Employee’s compliance with Sections 7 and 8 of this Agreement. The Severance Payment if any, payable hereunder shall be paid in substantially equal installments over the twelve-month period, following the Date of Termination, consistent with the Company’s payroll practices, with the first installment to be paid no later than the second regularly scheduled payroll date after the Release Requirement is satisfied and with any installments that would otherwise have been paid prior to such date accumulated and paid together with such first installment. The CIC Severance Payment, if any, payable hereunder shall be paid in one lump sum within five business days following the satisfaction of the Release Requirement. The Prorated Bonus and any other lump cash payment due under this Section 6 (and subject to the Release Requirement), other than the Accrued Benefits, will generally be paid at the same time as the first installment of the Severance Payment or at the same time as the CIC Severance Payment, as applicable. With respect to any payment or benefit payable pursuant to Section 6 that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, if the applicable Change of Control does not constitute an event described in Section 409A(a)(2)(v) of the Code and the regulations thereunder, then solely to the extent necessary to avoid the application of additional taxes and penalties on such payment or benefit under Section 409A of the Code, such payment or benefit shall be paid or provided on the same schedule that would have applied to such payment or benefit absent the occurrence of a Change of Control.

(f) Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Employee (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s Payment shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such Payments being subject to the Excise Tax; provided that the Payments shall not be so reduced if the Company determines, based on the advice of a nationally recognized accounting firm selected by the Company prior to a Change of Control (the “Accountants”), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 6(g) shall be made in writing in good faith by the Accountants. The reduction of the Payments shall be made in the order determined by the Committee, provided that such reduction will be made in a manner that that is intended to comply with Section 409A to the extent applicable. For purposes of making the calculations required by this Section 6(f), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 6(f), and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 6(f).

(g) Mitigation; Offset. The amount of the Severance Payment shall be offset and reduced (but not below zero) by the full amount of the Non-Compete Payments to which Employee is entitled under this Agreement. In addition, the Board may determine that (i) any part of the remaining portion of the Severance Payment (after application of the offset contemplated by the immediately preceding sentence) and/or (ii) solely if the Date of Termination does not occur within the two-year period following a Change of Control, any Non-Compete Payments to which Employee is entitled under this Agreement, shall be reduced (but not below zero) by the amount of any income that Employee earns from any other work, whether as an employee or as an independent contractor, during the one year period commencing on the Date of Termination. Except as expressly provided in this Section 6(g) or otherwise hereunder, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

7. Non-Solicitation.

(a) During Employee’s employment with the Company and during the Restricted Period (as defined below), Employee agrees not to solicit for hiring, or help any other person or party to solicit for hiring, (i) any employee of the Company or any of its subsidiaries or controlled affiliates (the “Company Entities”) or (ii) any person who at any time during the twelve (12) months prior to such solicitation was an employee of a Company Entity. “Restricted Period” means the period of two years following termination of Employee’s employment for any reason and, for the avoidance of doubt, regardless of whether such termination occurs during the Term or after expiration of the Term.

(b) During Employee’s employment with the Company and during the Restricted Period, Employee hereby agrees not to, directly or indirectly, (i) discontinue or reduce the extent of the relationship between the Company Entities and the individuals, partnerships, corporations, professional associations or other business organizations that have a business relationship with any Company Entity and about which business relationship Employee was aware (collectively, “Associated Third Parties”), or to obtain or seek products or services the same as or similar to those offered by the Company Entities from any source not affiliated with the Company Entities; and (ii) solicit, assist in the solicitation of, or accept any business from any Associated Third Parties in relation to a product or service that competes with the products and/or services offered by the Company Entities.

8. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement; Cooperation. As used in this Section 8, the term “Company” shall include all Company Entities, unless the context otherwise requires.

(a) Confidentiality. Employee agrees to use “Confidential Information” (as defined below) only for the benefit of the Company. Employee agrees that, other than as required to perform Employee’s duties for the Company, Employee will not at any time use, disclose, download or copy Confidential Information (including but not limited to personal email or storage media) or assist any other person or entity to do so. Notwithstanding anything in this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, prohibit, limit or restrict Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended). “Confidential Information” means all information, written, digital (whether generated or stored on magnetic, digital, photographic or other media) or oral, not generally known to the public and from which the Company derives a commercial or competitive advantage, or which is proprietary to the Company, concerning the Company’s business, operations, products, services, customer information, merger and acquisition targets and strategies, pricing strategies, operating processes, business methods and procedures, information technology and information-gathering techniques and methods, business plans, financial affairs and all other accumulated data, listings or similar recorded matter useful in the businesses of the Company, including by way of illustration and not limitation:

●	information about the business, affairs or operation of the Company developed by Employee or which is furnished or made available to Employee by the Company during Employee’s employment;

●	information about the business, operations and assets of companies considered for acquisition, merger, sale, disposition, or similar transaction by the Company, and information concerning the Company’s evaluation and analysis thereof;

●	operating instructions, training manuals, procedures and similar information;

●	information about customers, vendors and others with whom the Company does business (e.g., customer or vendor lists, pricing, contracts and activity records);

●	information regarding the skills and compensation of employees or contractors of the Company;

●	information about sales and marketing (e.g., plans and strategies);

●	information about any other third parties the Company has a business relationship with or to whom we owe a duty of confidentiality; and

●	all notes, observations, data, analyses, compilations, forecasts, studies or other documents prepared by Employee that contain or reflect any Confidential Information.

However, the Company expressly acknowledges and agrees that the term “Confidential Information” excludes information that: (i) is in the public domain or otherwise generally known to the trade; (ii) is disclosed to third parties without restriction other than by reason of Employee’s breach of Employee’s confidentiality obligations under this Agreement; (iii) Employee learns of after the termination of Employee’s employment from any other party not then under an obligation of confidentiality to Employee; or (iv) comprises contact information that is readily ascertainable from sources other than the Company.

(b) Non-Competition.

(i) Duration and Geographic Scope. During the Term and during the one-year period immediately following Employee’s termination of employment for any reason, whether during or following the Term (the “Non-Compete Period”), Employee is not allowed to compete with the Company in the “Restricted Territory” (geographic area) described below.

(ii) Employee’s Non-Compete Covenant. Employee agrees that Employee will not, during Employee’s employment and during the Non-Compete Period, within the Restricted Territory, directly or indirectly (whether or not for compensation) become employed by, engage in business with, serve as an agent or consultant to, become an employee, partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any Competing Business. For purposes of this Agreement, “Competing Business” shall mean any individual, corporation, limited liability company, partnership, unincorporated organization, trust, joint venture or other entity that (A) engages or is planning to engage in any business or businesses in which the Company Entities are actively engaged during Employee’s employment, including, but not limited to, any line of business involved in building and construction products distribution (collectively, the “Business”) or (ii) engages in mergers and acquisition activities related to the Business, including, without limitation, researching, analyzing and evaluating companies for investment in or acquisition of, for itself or clients. Such “Competing Business” definition shall include, but shall not be limited to, each of the following private equity firms and affiliates, including, without limitation, their portfolio companies: American Securities, LLC; Bain Capital; Blackstone; Clayton, Dubilier & Rice, LLC; Court Square Capital Partners; CVC; KKR; Leonard Green & Partners; and Platinum Equity (such firms, the “Financial Investment Firms”), as well as each of the following building and construction products distribution companies and their affiliates: Builders FirstSource; Core & Main; Ferguson; Home Depot; Lowe's; and Watsco; provided, however, that nothing in this Agreement shall prevent Employee from receiving capital from, or co-investing with, the Financial Investment Firms; and provided, further, that the Employee’s roles permitted pursuant to Section 2(e)are permitted, notwithstanding the provisions of this Section 8.

(iii) Restricted Territory. Employee agrees that the “Restricted Territory” means any State of the United States and any other country in which the Company or any Company Entity does business, or in which the Company or any Company Entity has actively planned to engage in business, in each case, during Employee’s employment.

(iv) Non-Compete Payments Upon Termination without Cause. If the Company terminates Employee’s employment without Cause, then the Company will make “Non-Compete Payments” to Employee in an amount calculated as set forth in subsection (vi) below.

(v) Termination of the Restricted Period. The Company has the right, at its discretion, to waive Employee’s Non-Compete Covenant and/or terminate or reduce the Non-Compete Period, whether in whole or in part. Upon providing Employee notice to that effect, no Non-Compete Payments will be due with respect to any period subject to this waiver or reduction.

(vi) Amount and Timing of Non-Compete Payments During the Restricted Period. If the Company terminates Employee’s employment without Cause and does not elect to waive Employee’s Non-Compete Covenant or to terminate or reduce Employee’s Non-Compete Period, the Company will pay Employee each month during the Restricted Period an amount equal to the monthly amount of Employee’s Base Salary at the time of Employee’s Date of Termination in accordance with the Company’s payroll procedures on the Company’s normal payroll dates. In the event the Company waives or reduces the Non-Compete Period, the Company will make a payment equal to Employee’s monthly Base Salary for the duration of the revised Non-Compete Period. (For example, if the Company reduces the Non-Compete Period to three (3) months, the Company will pay Employee’s monthly Base Salary for three (3) months in accordance with the Company’s normal payroll procedures during that period.).

(vii) Additional Non-Compete Payments and Extension of Restricted Period. The Company has the right, at its discretion, to extend the Non-Compete Period for up to three additional sequential periods of one year each (each, an “Extended Non-Compete Period”), with the first such period commencing immediately following the end of the Non-Compete Period. If the Company elects to extend the Non-Compete Period, Employee agrees that, during each Extended Non-Compete Period, Employee shall be bound by the restrictions set forth in Section 8(b) in the same manner applicable during the Non-Compete Period. If the Company exercises this option to extend the Non-Compete Period, the Company will pay Employee “Additional Non-Compete Payments” consisting of, for each month of the relevant extension period, an amount equal to the monthly amount of Employee’s Base Salary as of the Date of Termination in accordance with the Company’s payroll procedures on its normal payroll dates.

(1)	If the Company elects to extend the Non-Compete Period or any Extended Non-Compete Period, it will notify Employee in writing of such fact not later than the ninetieth (90th) day prior to the commencement of the applicable Extended Non-Compete Period.

(2)	The Company may terminate or reduce the duration of any Extended Non-Compete Period. Upon providing Employee notice to that effect, no Additional Non-Compete Payments will be due with respect to any period subject to this reduction.

(3)	By signing this Agreement, Employee agrees to accept and abide by the Company's elections.

(viii) Consequences of Employee’s Breach of Non-Compete Covenant. The Company reserves the right use any remedies available to the Company in law or in equity to enforce its rights under this Agreement, including the covenants included in Sections 7 and 8. Employee agrees that if Employee breaches Employee’s obligations under this Section 8(b), Employee will repay the Company all the Non-Compete Payments that the Company has paid to Employee.

(ix) Conditions to Non-Compete Payments. Any Non-Compete Payments are subject to Employee’s satisfaction of the Release Requirement. Payment of the Non-Compete Payments, if due, will be made on the same schedule that would have applied to the Severance Payment, as described above.

(c) Competitive Opportunity. If, at any time during the Term, Employee (i) acquires knowledge of a potential investment, investment opportunity or business venture which may be an appropriate investment by the Company, or in which the Company would otherwise reasonably be expected to have an interest (a “Competitive Opportunity”) or (ii) otherwise is then exploiting any Competitive Opportunity, Employee shall promptly bring such Competitive Opportunity to the Company. In such event, Employee shall not have the right to hold any such Competitive Opportunity for his (and his agents’, employees’ or affiliates’) own account and benefit or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity with persons other than the Company.

(d) Return of Company Property. All documents, data, recordings, or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and utilized by Employee in the course of his employment with the Company shall remain the exclusive property of the Company and Employee shall return all copies of such property upon any termination of his employment and as otherwise requested by the Company during the Term. Notwithstanding the foregoing, Employee may retain his contacts lists (including investor lists), calendars, LinkedIn account (and related information), personal files and files needed to prepare and file his personal tax returns along with other documentation which does not constitute Confidential Information. Employee further agrees not to alter, delete or destroy any Company property, documents, records, data contained in any location, including but not limited to any information contained on any Company-provided computer or electronic device. Such devices shall not be wiped, scrubbed, or reset to original factory condition prior to surrender.

(e) Non-Disparagement. Employee hereby agrees not to defame or disparage any of the Company Entities or any of their respective officers, directors, members, partners or employees (collectively, the “Company Parties”), and to cooperate with the Company upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of any of the Company Parties. The Company will instruct its directors and executive officers not to defame or disparage Employee, and the directors and executive officers will acknowledge and agree that they will comply with such instructions; provided however that any noncompliance of a director or executive officer shall not constitute a breach or violation of the Company’s obligations hereunder or otherwise subject the Company to any liability. The Company will not make any public statements, including in press releases and Company statements during meetings with investors and employees, that defame or disparage Employee.

(f) Cooperation. During the Term and thereafter (including, without limitation, following the Date of Termination), Employee shall, upon reasonable notice and without the necessity of any Company Entity obtaining a subpoena or court order, provide Employee’s reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Company Entity that relates to events occurring during Employee’s employment with any Company Entity as to which Employee may have relevant information (including furnishing relevant information and materials to the relevant Company Entity or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse Employee for expenses reasonably incurred in connection with any such cooperation occurring after the termination of Employee’s employment and provided that any such cooperation occurring after the Date of Termination shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

9. Notification of Subsequent Employer. Employee hereby agrees that, prior to accepting employment with any other person during any period during which Employee remains subject to any of the covenants set forth in Section 7, 8(b) or 8(c) of this Agreement, Employee shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

10. Injunctive Relief. Employee and the Company agree that Employee will occupy a high-level and unique position of trust and confidence with the Company Entities and will have access to their Confidential Information, and that the Company would likely suffer significant harm to its protectable Confidential Information and business goodwill from Employee’s breach of any of the covenants set forth in Sections 7 and 8. Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company Parties in the event that Employee breaches any of the restrictive covenants provided in Sections 7 and 8 of this Agreement. In the event that Employee breaches any such restrictive covenant, the Company Parties shall be entitled to an injunction restraining Employee from violating such restrictive covenant (without posting any bond). If any of the Company Parties shall institute any action or proceeding to enforce any such restrictive covenant, Employee hereby waives the claim or defense that such Company Party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that there is an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Employee to account for and pay over to the Company, and Employee hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Employee as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 of this Agreement or to seek any other relief to which it may be entitled. If the Company brings a legal action to enforce Sections 7 and 8 of this Agreement or obtain monetary damages for breach of Section 7 and 8 of this Agreement, the Company shall have the right to recover attorneys’ fees and costs it incurs as a result of any action brought in good faith.

11. Miscellaneous. (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by overnight courier service via UPS or FedEx and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company, to:

QXO, Inc.
Five American Lane

Greenwich, CT 06831

Attention: Chief Legal Officer

If to Employee:

During the Term, to his principal residence as listed in the records of the Company or to such other address as any party may designate by notice to the other.

(b) Legal Expenses. The Company shall reimburse the Employee for the reasonable and documented legal fees incurred by the Employee in connection with the negotiation, drafting and execution of this Agreement (including the exhibits), up to a maximum amount of $40,000.

(c) Entire Agreement. This Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to Employee’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment. The Company does not make and has not made, and Employee does not rely and has not relied on any statement, omission, representation or warranty, written or oral, of any kind or nature whatsoever, regarding the Company or the compensation contemplated by this Agreement, including, without limitation, its or their present, future, prospective or potential value, worth, prospects, performance, soundness, profit or loss potential, or any other matter or thing whatsoever relating to whether Employee should purchase or accept any compensation contemplated by this Agreement and/or the consideration therefor.

(d) Amendment; No Waiver. Except as expressly set forth otherwise in this Agreement (including, without limitation, pursuant to Section 11(n) of this Agreement), this Agreement may be amended only by an instrument in writing signed by the parties, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the party against whom or which enforcement of such waiver is sought. The failure of any party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Termination of this Agreement shall not relieve any party of liability for any breach of this Agreement occurring prior to such termination.

(e) No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(f) Clawbacks. Employee hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Employee will be subject to any compensation recovery policy maintained by the Company as in effect from time to time, including, but not limited to, any legally mandated policy.

(g) Employee Representations and Acknowledgements. Employee represents, warrants and covenants that as of the date that the Company and Employee have executed this Agreement as set forth on the signature page hereto: (i) he has the full right, authority and capacity to enter into this Agreement; (ii) he is ready, willing and able to perform his obligations hereunder and, to his knowledge, no reason exists that would prevent him from performing his obligations hereunder; (iii) he is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company hereunder during or after the Term; and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Employee and the Company acknowledge and agree that nothing in this Agreement shall (x) entitle Employee to any compensation or other interest in respect of any activity of JPE (or any other prospective company or business or entity that Employee may provide services to) other than with respect to the Company, (y) restrict or prohibit the Company, Employee or any of his affiliates from having business interests and engaging in business activities in addition to those relating to the Company, or (z) restrict the investments which the Company, Employee or JPE or any of his or its affiliates may make, regardless of whether such investment opportunity or investment may be deemed to be a Competitive Opportunity. Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company Entities now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, industry scope, time period and geographic area. Employee agrees to comply with each of the covenants contained in Sections 7 and 8 of this Agreement in accordance with their terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the covenants contained in Section 7 or 8 of this Agreement. Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 7 and 8 of this Agreement may prevent Employee from earning a livelihood in a business similar to the business of the Company Entities, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents. Employee acknowledges that the Company has advised him that it is in his best interest to consult with an attorney prior to executing this Agreement.

(h) Survival. Employee’s obligations under Sections 7 and 8 of this Agreement shall remain in full force and effect for the entire period provided therein notwithstanding any termination of employment or other expiration of the Term or termination of this Agreement. The terms and conditions of Sections 6, 7, 8, 9, 10 and 11 of this Agreement shall survive the Term and termination of Employee’s employment.

(i) Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to Employee; and neither this Agreement nor any right or obligation hereunder may be assigned by Employee without the prior written consent of the Company (or except by will or the laws of descent and distribution), and any purported assignment in violation of this Section 11(i) shall be void.

(j) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse; provided, however, that in the event of a final, non-reviewable, non-appealable determination that any provision of Section 7 or 8 of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(k) Tax Withholding. The Company may withhold from any amounts payable to Employee hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(l) Cooperation Regarding Additional Documents. Employee expressly agrees that he shall execute such other documents as reasonably requested by the Company to effect the terms of this Agreement and the issuance of the RSUs and PSUs as contemplated hereunder in compliance with applicable law.

(m) Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

(ii) Any claim initiated by Employee arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, may be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(iii) Except to the extent that the Company seeks injunctive relief pursuant to Section 10 of this Agreement, any claim initiated by the Company arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall, at the election of the Company be resolved in accordance with Section 11(m)(ii) or (v) of this Agreement.

(iv) At Employee’s option, he may choose to litigate any claim initiated by Employee arising out of or relating to this Agreement, or the breach thereof, through a court proceeding in accordance with Section 11(m)(v) or in binding arbitration pursuant to Section 11(m)(ii) of this Agreement.

(v) Employee hereby irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11(m) or enforcing any judgment or award obtained by the Company. Employee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 11(m)(v) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction. EMPLOYEE EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH HEREOF, OR EMPLOYEE’S EMPLOYMENT, OR THE TERMINATION THEREOF, IS LITIGATED OR HEARD IN ANY COURT.

(vi) Solely during the two-year period commencing on a Change of Control, the Company agrees to pay as incurred (within 10 business days following the Company’s receipt of an invoice from the Employee), to the full extent permitted by law, all legal fees and expenses that the Employee may reasonably incur as a result of any contest by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Employee about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment to which the Employee is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.

(n) Section 409A.

(i) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii) Neither Employee nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Employee or for Employee’s benefit under any Company Plan may not be reduced by, or offset against, any amount owed by Employee to the Company or any of its affiliates.

(iii) If, at the time of Employee’s separation from service (within the meaning of Section 409A), (i) Employee shall be a specified employee (using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Employee under this Agreement until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(iv) Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Employee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee or for Employee’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.

(v) For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(vi) Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Employee under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Employee under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(o) Section 105(h). Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical benefits are provided to Employee following termination of Employee’s employment, provided that the after-tax cost to Employee of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.

(p) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

(q) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SILVERSUN TECHNOLOGIES, INC.

by:
/s/ Mark Meller
Mark Meller
Chief Executive Officer

/s/ Brad Jacobs
Brad Jacobs

EXHIBIT A

FORM OF PSU AWARD AGREEMENT

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE QXO, INC. 2024 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE] (the “Grant Date”) between QXO, INC., a Delaware corporation (the “Company” or “QXO”), and Brad Jacobs.

This Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of performance-based restricted stock units (this “Award” and each such unit, a “PSU”) with respect to a target number of Shares (the “Target PSUs”) equal to 7,117,828, which Award is subject to the terms and conditions specified herein and is granted to you under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn Shares, subject to the terms of this Award Agreement.

You must affirmatively acknowledge and accept this Award Agreement within 120 days following the Grant Date. A failure to acknowledge and accept this Award Agreement within such 120 day period may result in forfeiture of this Award, effective as of the 121st day following the Grant Date.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 9 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

Section 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

Section 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Annual Reset PSUs” means 50% of the Target PSUs. The Annual Reset PSUs are divided into four tranches (each, an “Annual Tranche”) with each Annual Tranche consisting of 25% of the total number of Annual Reset PSUs.

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” has the meaning given to such term in the Plan; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Cause has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable

“Cliff PSUs” means the 50% of the Target PSUs that are not Annual Reset PSUs. The Cliff PSUs are treated together as a single tranche (the “Cliff Tranche”).

“Determination Date” means the date following the completion of a Performance Period on which the Committee certifies the level of achievement of the Performance Goal, which shall be no later than 45 days following the end of the applicable Performance Period (including any truncated Performance Period applicable by operation of Section 3(b)(ii)). After the occurrence of a Change of Control, the Determination Date shall refer to the last day of the applicable Performance Period.

“Disability” has the meaning given to such term in the Company’s (or as, relevant, any Affiliate’s) long-term disability plan applicable to you; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Disability has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable.

“Earned PSUs” means the number of PSUs subject to an Annual Tranche or subject to the Cliff Tranche that are earned based on the actual level of achievement of the applicable Performance Goal, as certified by the Committee on the Determination Date, or that are otherwise earned in accordance with this Award Agreement. The number of Earned PSUs may range from 0% to 225% of the number of Target PSUs.

“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries, as in effect from time to time.

“Good Reason” if, at the applicable time, you are party to an Employment Agreement or a participant in the Severance Plan, has the meaning given to such term in your Employment Agreement or the Severance Plan, as applicable. If, at the applicable time, you are not party to an Employment Agreement and you are not a participant in the Severance Plan, then the term Good Reason shall not apply to you.

“Performance Goal” means each market-based performance goal applicable to each Annual Tranche or the Cliff PSUs as set forth in Exhibit A.

“Performance Period” means for the first Annual Tranche, the period commencing on the Grant Date and ending on December 31, 2025; for each of the remaining Annual Tranches, the period commencing on January 1 and ending on December 31 of each of the 2026, 2027, and 2028 calendar years, respectively; and for the Cliff Tranche, the period commencing on the Grant Date and ending on December 31, 2028, which may be truncated by a Change of Control.

“Per Tranche Target PSUs” means with respect to each Annual Tranche and with respect to the Cliff Tranche, the portion of the Target PSUs that is subject to such tranche.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Severance Plan” means the QXO, Inc. Severance Plan, as in effect from time to time.

Section 3. Vesting and Settlement.

(a) Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the Earned PSUs (if any) relating to each Annual Tranche or to the Cliff Tranche, as applicable, determined based on the actual level of achievement of the Performance Goal relating to the applicable Performance Period as certified by the Committee, shall vest on the applicable Determination Date for such Performance Period contingent upon your continued service to the Company or an Affiliate (in an employee or non-employee capacity) through such Determination Date. Except as otherwise provided in this Award Agreement, no PSUs shall be earned and payable with respect to the Award unless the Committee has certified the actual level of achievement of the Performance Goal with respect to the applicable Performance Period for a relevant portion of the Award. The Committee shall have sole discretion to determine the actual level of achievement of the Performance Goal.

(b) Termination of Service. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c) and subject to any more favorable provisions regarding treatment on termination of service set forth in your Employment Agreement, if applicable, all unvested PSUs will be forfeited upon your termination of service for any reason prior to the corresponding Determination Date, except that:

(i) Death. If, by reason of your death, your service terminates while PSUs remain outstanding, you will vest in full in the Target PSUs that remain outstanding at the time of your termination of service, except that (A) if your service terminates after the end of a Performance Period but prior to the Determination Date for such Performance Period, then rather than vesting in the Target PSUs associated with such Performance Period, you shall also vest as of such Determination Date in the Earned PSUs for the Annual Tranche (and, if applicable, the Cliff Tranche) relating to such completed Performance Period and (B) if your termination of service occurs after a Change of Control, then rather than vesting in the Target PSUs, you will instead vest in full in the number of Earned PSUs (computed in accordance with Section 3(c)) that remain outstanding at the time of your termination of service.

(ii) Disability, Involuntary Not for Cause Termination or Resignation for Good Reason (other than During a CIC Period). Except as otherwise provided by Section 3(b)(iii) below with respect to the CIC Period (as defined below), if your service terminates by reason of your Disability, your involuntary termination by the Company without Cause or your resignation for Good Reason, your outstanding and unvested PSUs will be treated as follows:

(A) the outstanding and unvested Annual Tranche that relates to the Performance Period in which the termination of service occurs and the immediately following Performance Period will immediately vest, in each case, with respect to the greater of (I) the Per Tranche Target PSUs subject to such Annual Tranche and (II) the Earned PSUs subject to such Annual Tranche (determined by applying the actual level of performance achievement, as a percentage of target, certified by the Committee with respect to the last Performance Period ending prior to the date of termination of service); provided that if the termination of service occurs during the first Performance Period, then the Per Tranche Target PSUs with respect to each such Annual Tranche shall vest without reference to actual performance;

(B) you will immediately vest in a prorated portion of the Cliff Tranche, with such prorated portion equal to the product of (I) the greater of (x) the Per Tranche Target PSUs subject to the Cliff Tranche and (y) the Earned PSUs subject to the Cliff Tranche (determined by truncating the applicable Performance Period so that it ends on the date of termination of service) and (II) a fraction (which shall not be greater than one), the numerator of which is the number of days between the first day of the applicable Performance Period and the second anniversary of the date of termination of service and the denominator of which is the total number of days in the applicable Performance Period; and

(C) if your termination of service occurs after the end of a Performance Period and prior to the corresponding Determination Date, you will vest, as of the corresponding Determination Date, in the Earned PSUs relating to such Performance Period; and

(D) all remaining outstanding unvested PSUs that do not vest pursuant to the immediately preceding clauses (A) through (C) shall be forfeited.

If your termination of employment due to your Disability, involuntary termination by the Company without Cause or your resignation for Good Reason occurs after a CIC Period, then for purposes of applying the foregoing provisions of this Section 3(b)(ii), the number of PSUs eligible to vest pursuant to any Annual Tranche or the Cliff Tranche will in all cases be equal to the total number of Earned PSUs (computed in accordance with Section 3(c)) that correspond to such Annual Tranche or the Cliff Tranche and any contrary language in this Section 3(b)(ii) shall not apply.

(iii) Disability, Involuntary Not for Cause Termination, or Resignation for Good Reason during a CIC Period. If, during the two-year period commencing on a Change of Control (the “CIC Period”), your service terminates by reason of your Disability, your employment or service is involuntarily terminated by the Company without Cause or you resign for Good Reason, then all Earned PSUs (computed in accordance with Section 3(c)) that remain outstanding at the time of your termination of employment or service will immediately vest.

(c) Change of Control. In the event of a Change of Control, the number of Earned PSUs will be calculated and determined by the Committee immediately prior to the Change of Control in accordance with clauses (i), (ii), (iii) and (iv) below. Such Earned PSUs shall remain outstanding and shall vest subject to your continued service through the applicable Determination Date, except as otherwise provided in Section 3(b):

(i) if the Change of Control occurs within 45 days after the completion of a Performance Period for an Annual Tranche (and, if applicable, for the Cliff Tranche), the Earned PSUs for the applicable Annual Tranche (and, if applicable, for the Cliff Tranche) will be determined by the Committee prior to the Change of Control based on actual performance results for the applicable Performance Period;

(ii) for the Performance Period corresponding to an Annual Tranche in which the Change of Control occurs, the Earned PSUs for such Annual Tranche shall be equal to the greater of (A) 100% of the Per Tranche Annual PSUs for such Annual Tranche and (B) the number of PSUs that would be earned pursuant to such Annual Tranche assuming that such Performance Period terminated on the second to last Business Day prior to the Change of Control and using the value of the Change of Control consideration paid in respect of each outstanding Share (as determined by the Committee) to determine the Ending Price for the Shares;

(iii) for each Performance Period corresponding to an Annual Tranche that has not commenced as of the date of the Change of Control, the Earned PSUs for such Annual Tranche shall be equal to the greater of (A) 100% of the Per Tranche Annual PSUs for such Annual Tranche and (B) the number of PSUs that would be earned pursuant to such Annual Tranche based on the CIC Cumulative Percentage (as defined in Exhibit A); and

(iv) if the Change of Control occurs during the Performance Period for the Cliff Tranche, the number of Earned PSUs for the Cliff Tranche shall be equal to the greater of (A) 100% of the Per Tranche Target PSUs for the Cliff Tranche and (B) number of PSUs that would be earned pursuant to the Cliff Tranche based on the CIC Cumulative Percentage.

(d) Any PSUs that do not become Earned PSUs by operation of clauses (i)-(iv) shall be permanently forfeited upon the date of the Change of Control for no consideration. If the Earned PSUs as determined pursuant to clauses (i)-(iv) are not replaced in compliance with Section 8(b) of the Plan, then such Earned PSUs shall vest immediately upon the completion of the Change of Control as described in Section 8(e) of the Plan.

(e) Settlement of Award. If Earned PSUs vest pursuant to the foregoing provisions of this Section 3, then as soon as practicable following the date on which such Earned PSUs become vested and no later than 30 days thereafter, the Company shall deliver to you or your legal representative one Share for each Earned PSU that has become vested.

Section 4. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the PSUs subject to this Award Agreement unless and until Shares are actually issued in settlement of this Award.

Section 5. Non-Transferability of PSUs. Unless otherwise provided by the Committee in its discretion, PSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of PSUs in violation of the provisions of this Section 5 and Section 9(a) of the Plan shall be void.

Section 6. Withholding: Consents.

(a) Withholding. The delivery of Shares pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 6(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any PSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the PSUs, unless otherwise determined by the Committee such withholding tax liability shall be satisfied by the Company withholding from the number of Shares you would be entitled to receive upon settlement of the PSUs, a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Consents. Your rights in respect of the PSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

Section 7. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

Section 8. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

Section 9. Arbitration and Consent to Jurisdiction. The provisions of the Confidential Information Protection Agreement between you and the Company relating to arbitration and consent to jurisdiction shall apply to this Award Agreement as if set forth herein, mutatis mutandis. Notwithstanding the foregoing, at your option, you may choose to either litigate in a judicial proceeding or arbitration, in a venue of your choice, to which the Company has a connection. If you are not party to a Confidential Information Protection Agreement with the Company, then any claims you wish to make arising out of or relating to this Agreement will be resolved, at your option, either by a judicial proceeding, or by binding arbitration before a single arbitrator in the State of Delaware, or at another location as mutually agreed upon by the parties, administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between you and the Company. The arbitrator shall, for all such claims you wish to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between you and the Company.

Section 10.  Notice. Except as otherwise provided, the Company may give you notice at your last known principal residence listed on the Company’s records. You, in turn, may give the Company notice to QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Chief Legal Officer. Either you or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (a) when delivered personally; (b) four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (c) one (1) day after it is sent by overnight courier service via UPS or FedEx.

Section 11.  Governing Law. The validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

Section 12.  Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to.” The term “or” is not exclusive.

Section 13.  Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(c) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the PSUs shall be subject to the provisions of Section 7(c) of the Plan).

Section 14.  Section 409A.

(a) It is intended that the provisions of this Award Agreement comply with Section 409A or an applicable exemption thereunder, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with such intention.

(b) If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).

(c) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

Section 15.  Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

Section 16.  Lock-Up. All Shares received on settlement of the Award (net of applicable tax withholding) shall be subject to a lock-up from the date hereof until December 31, 2029 on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly; provided, however, that such lock-up may be waived in the sole discretion of the Committee and shall not apply after a Change of Control or after your death.

Section 17.  Securities Trade Monitoring Policy. Unless otherwise elected by the Committee, you are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company’s securities trade monitoring policy (the “Trade Monitoring Policy”). Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

Section 18.  Recoupment of Award. You acknowledge and agree that in accordance with Section 9(n) of the Plan, the Company may recoup all or any portion of this Award in accordance with any compensation recovery policy maintained by the Company, as in effect from time to time, including any such policy mandated by applicable law or Applicable Exchange rules. This Section 18 and Section 9(n) of the Plan shall not be the Company's exclusive remedy with respect to such matters.

Section 19.  Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

QXO, Inc.

by
	Name:	Josephine Berisha
	Title:	Chief Human Resources Officer

BRad Jacobs

Exhibit A

Performance Goals

(1)	Performance Goals.

(a)	The performance criteria for the Performance Goals shall be relative TSR, with the Company’s TSR being compared to the TSR of the Index. The Performance Goal for each Performance Period is set forth below in this Section 1. The level of achievement of each Performance Goal shall be measured over each Performance Period as described below. The Committee reserves the right in its discretion to adjust or augment any or all Performance Goals, including without limitation the performance criteria for any Performance Goals, based on changes in economic circumstances or government-related mandates that impact the Company’s business, changes in the competitive market, or other factors that materially change the relevance of the metric in the Performance Period.

(b)	The calculation of the number of Earned PSUs for each Annual Tranche and for the Cliff Tranche shall equal the percentage of the applicable Per Tranche Target PSUs that corresponds to the level of achievement of the Company’s relative TSR compared to the Index during the applicable Performance Period as set forth in the table below. For purposes of applying the matrix set forth in the table below, the Company’s TSR for the applicable Performance Period will be compared to the TSR ranking of each company in the Index during the applicable Performance Period with each company in the Index ranked based on its TSR during the applicable Performance Period in the order of lowest to highest TSR. For each Performance Period, any PSUs that do not become Earned PSUs by application of this Section 1 or, in the case of a Change of Control, by application of Section 3(c) of the Award Agreement, shall be permanently forfeited for no consideration.

Percentile Position vs. S&P 500 Index Companies	Units Earned as a Percentage of Target*
Below 55th Percentile	0%
55th Percentile	100%
65th Percentile	150%
75th Percentile	175%
80th Percentile	200%
90th Percentile	225%

*	Linear interpolation shall be applied between levels above 55th percentile.
No PSUs will be earned for performance below the 55th percentile.

(2)	Certain Definitions.

(a)	“Beginning Price” shall mean the average of the closing prices of Shares or the common shares of each company in the Index, as applicable, during the thirty (30) consecutive trading days beginning on and including the first day of the Performance Period, provided that the Beginning Price of the Shares for the Cliff Tranche and for the Performance Period for the first Annual Tranche shall be the closing price of the Shares on the Grant Date.

(b)	“CIC Cumulative Percentage” shall mean, with respect to a Change of Control, the PSUs earned for the applicable Annual Tranche or for the Cliff Tranche as a percentage of Per Tranche Target PSUs pursuant to the performance matrix set forth in Section 1 above, but assuming a Performance Period commencing on the Grant Date and concluding on the second to last Business Day prior to the Change of Control, and using (i) the closing price of the Shares on the Grant Date as the Beginning Price and (ii) the value of the Change of Control consideration paid in respect of each outstanding Share (as determined by the Committee) to determine the Ending Price for the Shares.

(c)	“Dividends Paid” shall mean all cash dividends paid by the applicable company with respect to an ex-dividend date that occurs during the Performance Period (whether or not the dividend payment date occurs during the Performance Period), which shall be deemed to have been reinvested in the underlying common shares and shall include cash dividends paid with respect to such reinvested dividends. As applied to the Index, Dividends Paid shall relate to dividends of the constituent companies and shall assume that they are reinvested in the constituent companies of the Index.

(d)	“Ending Price” shall mean the average of the closing prices of the Shares or the common shares of each company in the Index, as applicable, during the thirty (30) consecutive trading days leading up to and including the last day of the Performance Period. In determining the Ending Price for the Company or a company in the Index, the Committee shall make such adjustments as it deems appropriate to reflect stock splits, spin-offs, and similar transactions that occurred during the Performance Period for both the Company and the members of the Index.

(e)	“Index” shall mean the companies in the S&P 500 Index as of the beginning of the applicable Performance Period. For the avoidance of doubt, only those companies with a Beginning Price and Ending Price for the applicable Performance Period shall be included in the Index.

(f)	“TSR” shall mean, with respect to the applicable Performance Period, the quotient of (i) a company’s Ending Price minus the company’s Beginning Price plus the company’s Dividends Paid, divided by (ii) the company’s Beginning Price.

EXHIBIT B

FORM OF RSU AWARD AGREEMENT

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE QXO, INC. 2024 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [DATE] (the “Grant Date”) between QXO, INC., a Delaware corporation (the “Company” or “QXO”), and Brad Jacobs.

This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of 3,832,676 restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn Shares, subject to the terms of this Award Agreement.

You must affirmatively acknowledge and accept this Award Agreement within 120 days following the Grant Date. A failure to acknowledge and accept this Award Agreement within such 120 day period may result in forfeiture of this Award, effective as of the 121st day following the Grant Date.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES, AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 9 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Cause” has the meaning given to such term in the Plan; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Cause has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable.

“Disability” has the meaning given to such term in the Company’s (or as, relevant, any Affiliate’s) long-term disability plan applicable to you; provided that if, at the applicable time, you are party to an Employment Agreement or you are a participant in the Severance Plan, then Disability has the meaning given to such term in the Employment Agreement or the Severance Plan, as applicable.

“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries, as in effect from time to time.

“Good Reason” if, at the applicable time, you are party to an Employment Agreement or a participant in the Severance Plan, has the meaning given to such term in your Employment Agreement or the Severance Plan, as applicable. If, at the applicable time, you are not party to an Employment Agreement and you are not a participant in the Severance Plan, then the term Good Reason shall not apply to you.

“Scheduled Vesting Date” shall have the meaning given to such term in Section 3(a) of this Award Agreement.

“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Severance Plan” means the QXO, Inc. Severance Plan, as in effect from time to time.

SECTION 3. Vesting and Settlement.

(a) Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the RSUs will become vested in part on each of the five dates set forth below (each, a “Scheduled Vesting Date”), subject to your continued service with the Company or an Affiliate (in an employee or non-employee capacity) through the applicable Scheduled Vesting Date. The percentage of the total number of RSUs originally granted pursuant to the Award that will become vested on each Scheduled Vesting Date is as follows:

i. December 31, 2025: 15%;

ii. December 31, 2026: 17.5%;

iii. December 31, 2027: 17.5%;

iv. December 31, 2028: 25%; and

v. December 31, 2029: 25%.

(b) Termination of Service. Notwithstanding anything to the contrary in this Award Agreement or the Plan but subject to Section 3(c) and subject to any more favorable provisions regarding treatment on termination of service set forth in your Employment Agreement, if applicable, all unvested RSUs will be forfeited upon your termination of service for any reason prior to the last Scheduled Vesting Date, except that:

i. Death. If your service terminates by reason of your death, all outstanding and unvested RSUs shall immediately vest in full.

ii. Disability, Involuntary Not for Cause Termination or Resignation for Good Reason (other than During the Two-Year Period Immediately Following a Change of Control). If your service is terminated by reason of your Disability, your service is involuntarily terminated by the Company without Cause or you resign for Good Reason, (A) the outstanding and unvested RSUs that are scheduled to vest on each of the next two Scheduled Vesting Dates immediately following the date of your termination of service will immediately vest, and (B) the remainder of the outstanding unvested RSUs shall be forfeited.

(c) Change of Control. Upon a Change of Control that occurs prior to the last Scheduled Vesting Date, if you continue to provide services at the time of such Change of Control, then all outstanding and unvested RSUs (including any RSUs replaced with a Replacement Award in compliance with Section 8(b) of the Plan) shall remain outstanding and unvested, and shall continue to vest in accordance with the time-based vesting conditions set forth in Section 3(a). The treatment of the RSUs or Replaced Award on your termination of service shall be as set forth in Section 3(b), except that during the two years immediately following the date of a Change in Control, if your employment is terminated by reason of your death, Disability, by the Company without Cause, or due to your resignation for Good Reason, all outstanding and unvested RSUs (or the Replacement Award, to the extent outstanding and unvested, if applicable) shall immediately vest. Or, if such RSUs are not replaced in compliance with Section 8(b) of the Plan, all outstanding and unvested RSUs shall vest immediately upon the completion of the Change of Control.

(d) Settlement of Award. If RSUs vest pursuant to the foregoing provisions of this Section 3, then as soon as administratively practicable, and in any event within thirty (30) days after any RSUs become vested, the Company shall deliver to you or your legal representative one Share for each vested RSU.

SECTION 4. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until Shares are actually issued in settlement of this Award.

SECTION 5. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 5 and Section 9(a) of the Plan shall be void.

SECTION 6. Withholding; Consents.

(a) Withholding. The delivery of Shares pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 6(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, unless otherwise determined by the Committee, such withholding tax liability shall be satisfied by the Company withholding from the number of Shares you would be entitled to receive upon settlement of the RSUs a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

SECTION 7. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

SECTION 8. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 9. Arbitration and Consent to Jurisdiction. The provisions of the Confidential Information Protection Agreement between you and the Company relating to arbitration and consent to jurisdiction shall apply to this Award Agreement as if set forth herein, mutatis mutandis. Notwithstanding the foregoing, at your option, you may choose to either litigate in a judicial proceeding or arbitration, in a venue of your choice, to which the Company has a connection. If you are not party to a Confidential Information Protection Agreement with the Company, then any claims you wish to make arising out of or relating to this Agreement will be resolved, at your option, either by a judicial proceeding, or by binding arbitration before a single arbitrator in the State of Delaware, or at another location as mutually agreed upon by the parties, administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between you and the Company. The arbitrator shall, for all such claims you wish to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between you and the Company.

SECTION 10.  Notice. Except as otherwise provided, the Company may give you notice at your last known principal residence listed on the Company’s records. You, in turn, may give the Company notice to QXO, Inc., Five American Lane, Greenwich, CT 06831, Attention: Chief Legal Officer. Either you or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (a) when delivered personally; (b) four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (b) one (1) day after it is sent by overnight courier service via UPS or FedEx.

SECTION 11.  Governing Law. The validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 12.  Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include,” “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 13.  Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(c) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 14.  Section 409A.

(a) It is intended that the provisions of this Award Agreement comply with Section 409A or an applicable exemption thereunder, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with such intention.

(b) If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).

(c) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 15.  Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

SECTION 16.  Lock-Up. All Shares received on settlement of the Award (net of applicable tax withholding) shall be subject to a lock-up from the date hereof until December 31, 2029 on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly; provided, however, that such lock-up may be waived in the sole discretion of the Committee and shall not apply after a Change in Control or after your death.

SECTION 17.  Securities Trade Monitoring Policy. Unless otherwise elected by the Committee, you are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy” ). Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein. You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

SECTION 18.  Recoupment of Award. You acknowledge and agree that in accordance with Section 9(n) of the Plan, the Company may recoup all or any portion of this Award in accordance with any compensation recovery policy maintained by the Company, as in effect from time to time, including any such policy mandated by applicable law or Applicable Exchange rules. This Section 18 and Section 9(n) of the Plan shall not be the Company’s exclusive remedy with respect to such matters.

SECTION 19.  Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

QXO, INC.

By
	Name:	Josephine Berisha
	Title:	Chief Human Resources Officer

BRAD JACOBS

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